Exhibit 99.1

Renewable Energy Group Reports Fourth Quarter and Full Year 2021 Financial Results

    Fourth Quarter 2021 Highlights:
•Revenues of $882 million
•Net income available to common stockholders of $52 million, or $1.03 per diluted share
•Adjusted EBITDA of $57 million
•Acquired Amber Resources, a leading Southern California full-service distributor
•Entered strategic partnership with Booster to offer mobile delivery of sustainable fuels
•Carbon reduction of over one million metric tons from fuels produced by REG in the quarter
•Appointed two new members to REG's Board of Directors

    Full Year 2021 Highlights:
•Record revenues of $3.2 billion
•Net income available to common stockholders of $212 million, or $4.44 per diluted share
•Adjusted EBITDA of $285 million
•Sales of REG Ultra Clean blends of biodiesel with renewable diesel increased 58%
•Raised a combined $935 million in gross proceeds from equity sale and green bond offering
•Progressed into construction phase of Geismar improvement and expansion project
•Carbon reduction of 4.1 million metric tons from fuels produced by REG for the full year
•Announced global partnership with Manchester United Football Club
•Record safety achievement: 0.23 OSHA incident rate (industry leading performance)

Post Year 2021 Highlights:
•Announced strategic investment in expanded low carbon feedstock processing in Europe
•Launched strategic partnership to advance biodiesel use in marine markets with Bunker Holding Group

Ames, IA, March 1, 2022 - Renewable Energy Group, Inc. (NASDAQ:REGI) ("REG" or the "Company") today announced its financial results for the fourth quarter and year ended December 31, 2021.

Revenues for the fourth quarter were $882 million on 148 million gallons of fuel sold, and for the full year were $3.2 billion on 621 million gallons. Net income available to common stockholders was $52 million in the fourth quarter of 2021, and was $212 million for full year. Adjusted EBITDA was $57 million in the fourth quarter of 2021, and was $285 million for the full year.

"Delivering a 46% increase in Adjusted EBITDA over 2020 demonstrates ongoing strong growth and further reflects our focus on operational excellence coupled with an exceptional safety achievement." said Cynthia (CJ) Warner, REG President and Chief Executive Officer.

Warner continued, "REG was recently named to the 2022 Carbon Clean200 list by Corporate Knights and As You Sow. As one of only two energy firms making the list, we are proud to be a leader in the transition to sustainability by providing low carbon fuels from renewable resources that help our customers achieve their climate goals NOW."

Fourth Quarter 2021 Highlights

All figures refer to the quarter ended December 31, 2021, unless otherwise noted. All comparisons are to the quarter ended December 31, 2020, unless otherwise noted.
The table below summarizes REG’s financial results for the fourth quarter of 2021.

REG Q4 2021 Results
(dollars and gallons in thousands, except per gallon data)
	Q4 2021	Q4 2020	Y/Y Change

Market Data
B100 (Chicago SME) average price per gallon	$5.47	$3.34	63.8%
NYMEX ULSD average price per gallon	$2.38	$1.28	85.9%
D4 RIN average price per credit	$1.49	$0.88	69.3%
CBOT Soybean oil average price per gallon	$4.39	$2.74	60.2%
HOBO + 1.5xRIN average price per gallon (1)	$1.22	$0.87	40.2%

Gallons sold	147,646	151,359	(2.5)%

GAAP
Total revenues	$881,744	$547,928	60.9%
Risk management gain (loss)	$2,788	$(19,322)	N/M
Operating income	$43,005	$30,820	39.5%
Net income available to common stockholders	$52,212	$26,685	95.7%

Non-GAAP
Adjusted EBITDA	$57,271	$46,258	23.8%
    (1) HOBO = HO NYMEX + 1 - ((CBOT SBO $/lb)/100 x 7.5)
     HOBO + RINs = HOBO + 1.5 x D4 RIN as quoted by the Oil Price Information Service.

REG sold 148 million total gallons of fuel, a decrease of 2%. Self-produced North American biodiesel sales were down 9 million gallons driven primarily by the closure of the Company's Houston facility in the quarter and other optimization choices. Self-produced European biodiesel sales were down 3 million gallons due to supply chain issues. Third party renewable diesel sales increased 8 million gallons, due to an increase in the sale of REG Ultra Clean gallons.

REG produced 122 million gallons of biodiesel and renewable diesel, a decrease of 5%. North American biodiesel production decreased 7 million gallons and European biodiesel production decreased 3 million gallons, both due to the same factors described above for volumes sold. Renewable diesel production at our Geismar, Louisiana facility increased 3 million gallons, due to the lapping of unplanned downtime in the fourth quarter of 2020 as well as continued strong run rates.

Revenues increased from $548 million to $882 million, largely driven by higher selling prices from a combination of an 86% increase in ULSD prices and a 69% increase in D4 RIN prices year over year, offset partially by fewer gallons sold.

Gross profit was $84 million compared to gross profit of $66 million in the fourth quarter of last year. The increase in gross profit was driven by a strong HOBO + 1.5x RIN spread, a $20 million increase in LCFS credit monetization due to the Company's downstream strategy, higher raw material trading and co-products gross profit, and a positive $22 million swing in risk management. These increases were partially offset by increased waste-based feedstock costs resulting in margin compression.

Operating income was $43 million compared to $31 million for the fourth quarter of 2020, driven by the same factors as those described above for gross profit, along with higher selling, general and administrative costs of $8 million, primarily due to a one-time bad debt expense write off as well as increases in travel and marketing costs.

Net income available to common stockholders was $52 million, or $1.03 per share, on a fully diluted basis, compared to $27 million, or $0.60 per share on a fully diluted basis, in the fourth quarter of 2020. The factors driving this difference are the same as those described above for operating income along with a $19 million tax benefit that primarily resulted from the release of a valuation allowance reserve in the US related to the Company's Amber Resources acquisition and the release of a valuation allowance in Europe, partially offset by an increase in interest expense from the green bonds.

Adjusted EBITDA was $57 million compared to $46 million, with the increase resulting from the same factors described above.

At December 31, 2021, REG had cash and cash equivalents, restricted cash, and marketable securities (including long-term) of $960 million, an increase of $603 million from December 31, 2020. The increase in cash and cash equivalents is primarily due to the $535 million in funding, net of fees, from the Company's green bond issuance as well the $365 million in funding, net of fees, from the Company's equity raise, offset by cash used to pay off debt, for the Amber Resources acquisition, and for capital expenditures.

At December 31, 2021, accounts receivable were $158 million, an increase of $15 million from December 31, 2020. Accounts payable at the end of the quarter were $163 million, an increase of $30 million versus the previous year. The value of the Company's inventory at the end of the quarter was $454 million, a $244 million increase from the end of the previous year mostly due to rising commodity values.

Full Year 2021 Results

All figures refer to the year ended December 31, 2021, unless otherwise noted. All comparisons are to the year ended December 31, 2020, unless otherwise noted.

REG 2021 Results (dollars and gallons in thousands, except per gallon data)
	2021	2020	Y/Y Change
Market Data
B100 (Chicago SME) average price per gallon	$5.23	$3.04	72.0%
NYMEX ULSD average price per gallon	$2.07	$1.25	65.6%
D4 RIN average price per credit	$1.50	$0.64	134.4%
CBOT Soybean oil average price per gallon	$4.34	$2.34	85.5%
HOBO + 1.5xRIN average price per gallon	$0.98	$0.86	14.0%

Gallons sold	621,328	650,509	(4.5)%

GAAP
Total revenues	$3,244,050	$2,137,148	51.8%
Risk management gain (loss)	$2,394	$36,931	(93.5)%
Operating income	$223,485	$126,853	76.2%
Net income available to common stockholders	$211,691	$120,415	75.8%

Non-GAAP
Adjusted EBITDA	$284,947	$195,836	45.5%

REG sold 621 million total gallons, a decrease of 4% compared to 651 million gallons in 2020. North America biodiesel sales declined 27 million gallons, driven largely by optimization choices and the closure of the Houston facility. Lower margin petroleum diesel sales also decreased by 10 million gallons. These volume declines were partially offset by an 18 million gallon increase in the sale of third party renewable diesel gallons, due to an increase in the sale of REG Ultra Clean gallons.

REG gallons produced for the year decreased 7%, from 519 million gallons in 2020 to 480 million gallons in 2021. North American biodiesel production was down 32 million gallons, or 8%, primarily due to Houston shut down and production optimization choices cited above. Renewable diesel production was largely flat year over year in spite of the impact of Hurricane Ida on 2021 production.

Revenues increased from $2.1 billion to $3.2 billion, or 52%. The increase was largely driven by higher selling prices from a combination of a 134% increase in D4 RIN prices and a 66% increase in ULSD prices year over year, partially offset by fewer gallons sold.

Gross profit was $370 million, compared to gross profit of $268 million. The increase in gross profit was driven by a stronger margin environment, various optimization factors, including a $28 million increase in LCFS credit monetization and an improved sales mix, as well as a benefit from opportunistic feedstock sourcing. The HOBO + 1.5x RIN spread was up 14% year-over-year, and the overall margin improvement was reflected in the increase in gross profit from separated RINs, which was up $193 million year over year, mostly due to the price increase but also due to increased RIN monetization through execution of the Company's downstream optimization strategy. The increase in gross profit was partially offset by increased feedstock costs, which worked in tandem with D4 RIN pricing to keep the HOBO + 1.5x RIN spread relatively stable, and risk management gains that were $35 million less than full year 2020.

Operating income was $223 million compared to $127 million for the full-year 2020, driven by the same factors as those described above for gross profit. This increase was partially offset by a $21 million increase in selling, general, and administrative costs, primarily driven by increases in wages and benefits and legal expenses, and a one-time bad debt expense write off.

Net income available to common stockholders was $212 million, or $4.44 per share on a fully diluted basis for 2021, compared to $120 million, or $2.76 per share on a fully diluted basis for 2020. The factors driving this difference are the same as those described above for operating income along with an increase in interest expense from the green bonds and a $14 million tax benefit, that is primarily resulting from the release of a valuation allowance reserve in the U.S. related to the Company's Amber Resources acquisition as well as the release of a valuation allowance in Europe, offsetting overall tax expense through the third quarter.

Adjusted EBITDA was $285 million compared to $196 million, with the increase resulting from the same factors described above.

REG Annual Results Summary (dollars and gallons in thousands except per gallon data)
	1Q	2Q	3Q	4Q	Year
Gallons sold 2021	134,208	163,142	176,331	147,647	621,328
Gallons sold 2020	139,771	183,160	176,219	151,359	650,509
Y/Y Change	(4.0)%	(10.9)%	0.1%	(2.5)%	(4.5)%

Total revenues 2021	$539,744	$816,220	$1,006,342	$881,744	$3,244,050
Total revenues 2020	$472,957	$543,905	$572,358	$547,928	$2,137,148
Y/Y Change	14.1%	50.1%	75.8%	60.9%	51.8%

Net income available to common stockholders 2021	$38,583	$78,787	$42,133	$52,212	$211,691
Net income (loss) available to common stockholders 2020	$73,158	$(1,685)	$22,223	$26,685	$120,415
Y/Y Change	(47.3)%	N/M	89.6%	95.7%	75.8%

Adjusted EBITDA 2021 (1)	$56,054	$103,130	$68,492	$57,271	$284,947
Adjusted EBITDA 2020 (1)	$88,730	$6,161	$54,687	$46,258	$195,836
Y/Y Change	(36.8)%	1,573.9%	25.2%	23.8%	45.5%
(1) See Adjusted EBITDA Reconciliation below.

Reconciliation of Non - GAAP Measures

The Company uses earnings before interest, taxes, depreciation and amortization, adjusted for certain additional items, identified in the table below, or Adjusted EBITDA, as a supplemental performance measure. Adjusted EBITDA is presented in order to assist investors in analyzing performance across reporting periods on a consistent basis by excluding items that are not believed to be indicative of core operating performance. Adjusted EBITDA is used by the Company to evaluate, assess and benchmark financial performance on a consistent and a comparable basis and as a factor in determining incentive compensation for company executives.

The following table sets forth Adjusted EBITDA for the periods presented, as well as a reconciliation to net income (loss) determined in accordance with GAAP for the applicable period:

(In thousands)					Year ended December 31,					Year ended December 31,
	1Q-2021	2Q-2021	3Q-2021	4Q-2021	2021	1Q-2020	2Q-2020	3Q-2020	4Q-2020	2020
Net income (loss)	$39,222	$79,516	$42,467	$52,614	$213,819	$74,667	$(1,685)	$22,663	$27,168	$122,813
Adjustments:
Income tax (benefit) expense	1,633	2,250	652	(19,014)	(14,479)	1,331	1,630	1,046	1,922	5,929
Interest expense	1,117	4,271	8,619	7,942	21,949	2,946	1,664	1,544	1,757	7,911
Depreciation	10,915	11,088	11,098	10,329	43,430	8,934	9,103	9,388	9,890	37,315
Amortization of intangible and other assets	671	918	876	1,010	3,475	353	318	591	510	1,772
EBITDA	53,558	98,043	63,712	52,881	268,194	88,231	11,030	35,232	41,247	175,740
Gain on sale of assets	—	(39)	—	(1,423)	(1,462)	—	(187)	—	(18)	(205)
(Gain) loss on debt extinguishment	1,922	2,527	—	—	4,449	(1,172)	(619)	(18)	—	(1,809)
Gain on lease termination	—	—	—	—	—	—	(4,459)	—	—	(4,459)
Interest income	(652)	(399)	(424)	(592)	(2,067)	—	(550)	(777)	(898)	(2,225)
Other (income) expense, net	(1,440)	(543)	(258)	2,055	(186)	304	(1,665)	(817)	870	(1,308)
Impairment of assets	822	916	3,498	2,123	7,359	—	—	19,256	3,148	22,404
Executive severance	—	663	—	—	663	—	—	—	—	—
Stock compensation expense	1,844	1,962	1,964	2,227	7,997	1,367	2,611	1,811	1,909	7,698
Adjusted EBITDA	$56,054	$103,130	$68,492	$57,271	$284,947	$88,730	$6,161	$54,687	$46,258	$195,836

Adjusted EBITDA is a supplemental performance measure that is not required by, or presented in accordance with, generally accepted accounting principles, or GAAP. Adjusted EBITDA should not be considered as an alternative to net income or any other performance measure derived in accordance with GAAP, or as an alternative to cash flows from operating activities or a measure of liquidity or profitability. Adjusted EBITDA has limitations as an analytical tool, and should not be considered in isolation, or as a substitute for any of the results as reported under GAAP. Some of these limitations are:

•Adjusted EBITDA does not reflect cash expenditures or the impact of certain cash clauses that the Company considers not to be an indication of ongoing operations;
•Adjusted EBITDA does not reflect changes in, or cash requirements for, working capital requirements;
•Adjusted EBITDA does not reflect the interest expense, or the cash requirements necessary to service interest or principal payments, on indebtedness;
•Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect cash requirements for such replacements;
•Stock-based compensation expense is an important element of the Company’s long term incentive compensation program, although the Company has excluded it as an expense when evaluating our operating performance; and
•Other companies, including other companies in the same industry, may calculate these measures differently, limiting their usefulness as a comparative measure.

Cancellation of Earnings Conference Call and Suspension of Guidance
As announced yesterday, February 28, 2022, REG has entered into an agreement to be acquired by Chevron for $61.50 per share in cash. In light of the transaction with Chevron, REG will not be holding a conference call to discuss these results. The Company will also not be providing financial guidance for the first quarter or fiscal year 2022 as a result of the pending transaction.

About Renewable Energy Group
Renewable Energy Group is leading the energy and transportation industries’ transition to sustainability by converting renewable resources into high-quality, sustainable fuels. Renewable Energy Group is an international producer of sustainable fuels that significantly lower greenhouse gas emissions to immediately reduce carbon impact. Renewable Energy Group utilizes a global integrated procurement, distribution and logistics network to operate 11 biorefineries in the U.S. and Europe. In 2021, Renewable Energy Group produced 480 million gallons delivering 4.1 million metric tons of carbon reduction. Renewable Energy Group is meeting the growing global demand for lower-carbon fuels and leading the way to a more sustainable future.

Note Regarding Forward-Looking Statements
This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including statements regarding REG’s growth and strategy. These forward-looking statements are based on current expectations, estimates, assumptions and projections that are subject to change, and actual results may differ materially from the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to: the inability to consummate or obtain shareholder or regulatory approval of, or satisfy the other conditions to, REG’s proposed merger with Chevron Corporation (the “Merger”); the effect of the announcement of the Merger on the ability of REG to retain and hire key personnel and maintain relationships with its customers, suppliers and others with whom it does business; the effect of the announcement of the Merger on REG’s operating results and business generally or that it interrupts or disrupts REG’s current plans or diverts management’s attention from its ongoing business; the amount of costs, fees and expenses related to the Merger; the nature, cost and outcome of any litigation and other legal proceedings, including any such proceedings related to the Merger and instituted against REG and others; the amount of costs, fees and expenses related to the Merger; the risk that REG’s stock price may decline significantly if the Merger is not consummated, the risk that the merger agreement may be terminated in circumstances requiring REG to pay a termination fee; the impact of COVID-19 on REG’s business and operations, financial performance, including revenues, cost of revenues and operating expenses; changes in governmental programs and policies requiring or encouraging the use of biofuels, including RFS2 on the federal level, and on the state level, programs such as California’s Low Carbon Fuel Standard; availability of federal and state governmental tax incentives and incentives for biomass-based diesel production; changes in the spread between biomass-based diesel prices and feedstock costs; the availability, future price, and volatility of feedstocks; the availability, future price and volatility of petroleum and products derived from petroleum; risks associated with fire, explosions, leaks, weather related events and other natural disasters at REG’s facilities; any disruption of operations at the Geismar renewable diesel refinery (which would have a disproportionately adverse effect on REG’s profitability); the effect of excess capacity in the biomass-based diesel industry and announced large plant expansions and potential co-processing of renewable diesel by petroleum refiners; unanticipated changes in the biomass-based diesel market; potential failure to comply with government regulations; competition in the markets in which the Company operates; technological advances or new methods of biomass-based diesel production or the development of energy alternatives to biomass-based diesel; the Company’s indebtedness and compliance, or failure to comply, with restrictive and financial covenants in our various debt agreements; risks associated with customer negotiations; and other risks and uncertainties described in the Company’s annual report on Form 10-K for the year ended December 31, 2020 and subsequent periodic filings with the Securities and Exchange Commission. All forward-looking statements are made as of the date of this press release and the Company does not undertake to update any forward-looking statements based on new developments or changes in its expectations.

Contacts

Company: Renewable Energy Group Todd Robinson Deputy CFO & Treasurer +1 (515) 239-8048 Todd.Robinson@regi.com

RENEWABLE ENERGY GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2021, 2020 AND 2019
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
(UNAUDITED)

	2021	2020	2019
REVENUES:
Bio-based diesel sales	$2,597,731	$1,700,724	$1,875,076
Separated RIN sales	355,541	129,715	98,285
Bio-based diesel government incentives	290,778	305,302	650,215
	3,244,050	2,135,741	2,623,576
Other revenues	—	1,407	1,640
	3,244,050	2,137,148	2,625,216

COSTS OF GOODS SOLD	2,874,157	1,868,794	2,111,324
GROSS PROFIT	369,893	268,354	513,892
SELLING, GENERAL, AND ADMINISTRATIVE EXPENSES	140,511	119,302	118,209
GAIN ON DISPOSAL OF PROPERTY, PLANT AND EQUIPMENT	(1,462)	(205)	—
IMPAIRMENT OF PROPERTY, PLANT, AND EQUIPMENT	7,359	22,404	12,208
INCOME FROM OPERATIONS	223,485	126,853	383,475
OTHER INCOME (EXPENSE), NET:	(24,145)	1,889	(11,550)
INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	199,340	128,742	371,925
INCOME TAX BENEFIT (EXPENSE)	14,479	(5,929)	570
NET INCOME FROM CONTINUING OPERATIONS	$213,819	$122,813	$372,495
NET LOSS ON DISCONTINUED OPERATIONS	$—	$—	$(9,667)
NET INCOME	$213,819	$122,813	$362,828

NET INCOME FROM CONTINUING OPERATIONS AVAILABLE TO COMMON STOCKHOLDERS	$211,691	$120,415	$364,257
NET LOSS FROM DISCONTINUED OPERATIONS AVAILABLE TO COMMON STOCKHOLDERS	$—	$—	$(9,667)
Basic net income (loss) per share available to common stockholders
Continuing operations	$4.48	$3.07	$9.51
Discontinued operations	$—	$—	$(0.25)
Net income per share	$4.48	$3.07	$9.27
Diluted net income (loss) per share available to common stockholders
Continuing operations	$4.44	$2.76	$8.61
Discontinued operations	$—	$—	$(0.25)
Net income per share	$4.44	$2.76	$8.38
Weighted-average shares used to compute basic net income (loss) per share available to common stockholders:
Basic	47,302,924	39,199,687	38,288,610
Weighted-average shares used to compute diluted net income (loss) per share available to common stockholders:
Continuing operations	47,718,228	43,686,989	42,320,980
Discontinued operations	47,718,228	43,686,989	38,288,610
Net income	47,718,228	43,686,989	42,320,980

RENEWABLE ENERGY GROUP, INC. AND SUBSIDIARIES
CONDENSED SUPPLEMENTAL QUARTERLY RESULTS OF OPERATIONS
FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2021 AND 2020
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
(UNAUDITED)

	Three Months Ended December 31, 2021	Three Months Ended December 31, 2020	Twelve Months Ended December 31, 2021	Twelve Months Ended December 31, 2020
Revenues	$881,744	$547,928	$3,244,050	$2,137,148
Gross profit	83,670	66,281	369,893	268,354
Selling, general, and administrative expenses including research and development expense	39,965	32,331	140,511	119,302
Gain on disposal of property, plant, and equipment	(1,423)	(18)	(1,462)	(205)
Impairment of property, plant and equipment	2,123	3,148	7,359	22,404
Income from operations	43,005	30,820	223,485	126,853
Other income (expense), net	(9,405)	(1,729)	(24,145)	1,889
Income tax benefit (expense)	19,014	(1,922)	14,479	(5,929)
Net income	52,614	27,168	213,819	122,813
Net income available to common stockholders	52,212	26,685	211,691	120,415
Basic net income per share available to common stockholders:
Net income per share	$1.04	$0.68	$4.48	$3.07
Diluted net income per share available to common stockholders:
Net income per share	$1.03	$0.60	$4.44	$2.76

RENEWABLE ENERGY GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2021 AND 2020 (IN THOUSANDS)
(UNAUDITED)

	2021	2020
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$497,653	$84,441
Marketable securities	290,818	149,521
Accounts receivable, net	158,187	143,475
Inventories	453,592	209,361
Prepaid expenses and other assets	93,443	67,657
Restricted cash	4,218	3,777
Total current assets	1,497,911	658,232
Long-term marketable securities	167,767	120,022
Property, plant and equipment, net	677,444	594,796
Right of use assets	51,730	28,840
Goodwill	43,864	16,080
Intangible assets, net	53,175	10,708
Deferred tax assets - noncurrent	6,171	—
Other assets	60,882	32,720
TOTAL ASSETS	$2,558,944	$1,461,398
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Current maturities of long-term debt	$—	$50,088
Current maturities of operating lease obligations	13,026	14,581
Accounts payable	162,847	132,938
Accrued expenses and other liabilities	53,884	34,875
Deferred revenue	16,856	13,488
Total current liabilities	246,613	245,970
Deferred income taxes	4,659	6,607
Long-term debt, net	536,757	15,158
Long-term operating lease obligations	38,989	15,223
Other liabilities	4,100	4,485
Total liabilities	831,118	287,443
COMMITMENTS AND CONTINGENCIES

TOTAL EQUITY	1,727,826	1,173,955
TOTAL LIABILITIES AND EQUITY	$2,558,944	$1,461,398